News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CROWN HOLDINGS REPORTS FOURTH QUARTER 2013 RESULTS

Philadelphia, PA - February 3, 2014. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the fourth quarter ended December 31, 2013.

2013 Highlights

•

•	Full year income per diluted share $2.30, Before Certain Items $2.99

•	Q4 income per diluted share $0.36, Before Certain Items $0.48

•	Full year free cash flow of $641 million

•	Announced agreement to acquire Mivisa Envases, SAU

•	6.9 million shares repurchased during the year

•	Commercialized three new beverage can plants in Southeast Asia

•	Global beverage can volumes increased 6% in the fourth quarter and 5% for the full year

•	Issued $1.0 billion of Senior Notes due 2023 at 4.5%

•	Refinanced and extended maturities of revolving credit and term loan facilities

Twelve Month Results
For the full year, net sales grew to $8,656 million over the $8,470 million in 2012, reflecting increased global beverage can volumes and $54 million from foreign currency translation, partially offset by the pass-through of lower raw material costs.

Gross profit for 2013 rose to $1,342 million over the $1,277 million in 2012. The increase in gross profit primarily reflects increased beverage can sales, lower depreciation expense and $10 million of favorable foreign currency translation.

Selling and administrative expense for 2013 was $425 million compared to $382 million for 2012. The increase in 2013 included charges of $39 million ($31 million, net of tax, or $0.22 per diluted share) related to reserves provided against outstanding receivable balances due from a European food can customer and a North American food can customer and $4 million of foreign currency translation.

Segment income (a non-GAAP measure defined by the Company as gross profit less selling and administrative expense) in 2013 grew to $917 million over the $895 million in 2012, including $6 million of improvement due to foreign currency translation.

Commenting on the year, John W. Conway, Chairman and Chief Executive Officer, stated, “We finished another successful year in 2013. Sales were up over prior year, and we were very fortunate that global beverage can unit sales increased 5%. Demand in our food can business was essentially flat year-on-year and our global aerosol business increased unit sales by 2%. All of this contributed to year-on-year improvement in gross profit, segment income and net income after certain items. We put special effort into generating substantial free cash and the results speak for themselves with free cash flow at an all-time record for our Company.

“Looking ahead to 2014, general business conditions in North America and Europe are expected to improve, positively affecting the Company’s performance. We also anticipate further global beverage can growth and solid contributions from the 2013 capacity expansions in Cambodia, China, Malaysia, Thailand and Vietnam, as well as the start-up of a new plant in Teresina, Brazil.  This, combined with a continuing focus on cost reduction and productivity improvement throughout the Company, will deliver increased value to our shareholders.”

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Interest expense for 2013 was $236 million compared to $226 million in 2012, primarily reflecting higher average debt outstanding.

Net income attributable to Crown Holdings for 2013 was $324 million compared to $559 million in 2012. Income per diluted share for 2013 was $2.30 compared to $3.77 last year. Net income per diluted share before certain items increased to $2.99 over the $2.81 in 2012.

A reconciliation from net income and income per diluted share to net income before certain items and income per diluted share before certain items is provided below.

The Company generated free cash flow of $641 million and $345 million, in 2013 and 2012 respectively. Free cash flow in 2013 benefited from working capital improvements and lower capital expenditures. The Company repurchased $300 million of its common shares during the year.

During the fourth quarter of 2013, the Company announced that it had entered into an agreement to acquire Mivisa Envases, SAU, a leading Spanish manufacturer of two- and three-piece food cans and ends in a transaction valued at €1.2 billion. The acquisition, which is subject to review by the European Commission and other competition authorities, is expected to close during 2014 and to be earnings accretive.

Also during the fourth quarter, the Company successfully refinanced and extended the maturities of its revolving credit facilities to 2018 and term loan facilities to 2018 and 2019, including delayed draw term loan facilities in support of the pending acquisition of Mivisa Envases.

Fourth Quarter Results
Net sales in the fourth quarter grew to $2,071 million over the $2,037 million in the fourth quarter of 2012, primarily due to increased global beverage can volumes and $15 million from the impact of foreign currency translation, partially offset by decreased food can volumes.

Fourth quarter gross profit was $274 million compared to $281 million in the 2012 fourth quarter, as increased beverage can volumes and lower depreciation expense were offset by lower volumes and substantially reduced production activity across food can operations in North America and Europe.

Selling and administrative expense increased to $106 million in the fourth quarter over the $94 million in the prior year fourth quarter. The current year expense included a charge of $10 million ($9 million, net of tax, or $0.07 per diluted share) to increase the reserve against a receivable balance due from a European food can customer, and costs of $3 million ($3 million, net of tax, or $0.02 per diluted share) related to the Company’s agreement to acquire Mivisa Envases.

Segment income was $168 million in the fourth quarter compared to $187 million in the fourth quarter of 2012.

In the fourth quarter of 2013, the Company recorded a charge of $32 million ($21 million, net of tax) to increase its reserve for asbestos-related liabilities. Cash payments for asbestos-related liabilities were $28 million in 2013.

Net income attributable to Crown Holdings in the fourth quarter was $49 million compared to $31 million in the fourth quarter last year. Income per diluted share was $0.36 in the fourth quarter compared to $0.21 in the fourth quarter of 2012. Net income per diluted share before certain items was $0.48 compared to $0.51 in the fourth quarter of 2012.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Non-GAAP Measures
Segment income and free cash flow are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). In addition, the information presented regarding net income before certain items and income per diluted share before certain items does not conform to U.S. GAAP and includes non-GAAP measures. Non-GAAP measures should not be considered in isolation or as a substitute for net income, income per diluted share or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources. Free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that net income before certain items and income per diluted share before certain items can be used to evaluate the Company’s operations. Segment income, free cash flow, net income before certain items and income per diluted share before certain items are derived from the Company’s Consolidated Statements of Operations and Cash Flows, as applicable, and reconciliations to segment income, free cash flow, net income before certain items and income per diluted share before certain items can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, February 4, 2014 at 9:00 a.m. (EST) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (212) 519-0813 or toll-free (888) 994-8798 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on February 11. The telephone numbers for the replay are (203) 369-1605 or toll free (866) 484-6431.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including whether general business conditions in North America and Europe will improve and whether this will positively affect the Company’s performance, whether there will be further global beverage can growth in 2014, the Company’s ability to continue to increase beverage can sales in Cambodia, China, Malaysia, Thailand and Vietnam, and successfully implement cost reduction and productivity improvement throughout the Company, and whether the Mivisa acquisition will close in 2014 and be accretive to earnings that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2012 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341
Thomas T. Fischer, Vice President Investor Relations, (215) 552-3720
Edward Bisno, Bisno Communications, (212) 717-7578.

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net sales	$2,071	$2,037	$8,656	$8,470
Cost of products sold	1,761	1,709	7,180	7,013
Depreciation and amortization	36	47	134	180
Gross profit (1)	274	281	1,342	1,277
Selling and administrative expense	106	94	425	382
Provision for asbestos	32	35	32	35
Provision for restructuring	5	38	46	48
Asset impairments and sales	(10)	(24)	(12)	(48)
Income from operations	141	138	851	860
Interest expense	57	56	236	226
Loss from early extinguishment of debt	3	—	41	—
Interest income	(1)	(2)	(5)	(7)
Foreign exchange	3	3	3	(1)
Income before income taxes	79	81	576	642
Provision for/(benefit from) income taxes	2	11	148	(17)
Equity earnings	2	3	—	5
Net income	79	73	428	664
Net income attributable to noncontrolling interests	(30)	(42)	(104)	(105)
Net income attributable to Crown Holdings	$49	$31	$324	$559
Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.36	$0.22	$2.32	$3.83
Diluted	$0.36	$0.21	$2.30	$3.77

Weighted average common shares outstanding:
Basic	136,569,737	143,035,092	139,500,185	146,066,394
Diluted	137,688,660	145,322,962	140,699,764	148,407,801
Actual common shares outstanding	138,207,889	143,136,473	138,207,889	143,136,473

(1)	A reconciliation from gross profit to segment income is found on the following page.

Note: In accordance with applicable accounting standards, prior year amounts have been revised to account for final purchase accounting adjustments from the acquisition of Superior Multi-Packaging, Ltd. in the fourth quarter of 2012.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as gross profit less selling and administrative expense. A reconciliation from gross profit to segment income for the three and twelve months ended December 31, 2013 and 2012 follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Gross profit	$274	$281	$1,342	$1,277
Selling and administrative expense	106	94	425	382
Segment income	$168	$187	$917	$895

Segment Information

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Net Sales	2013	2012	2013	2012

Americas Beverage	$572	$573	$2,289	$2,274
North America Food	193	204	845	876
European Beverage	387	368	1,731	1,653
European Food	402	410	1,751	1,793
Asia Pacific	312	259	1,189	979
Total reportable segments	1,866	1,814	7,805	7,575
Non-reportable segments	205	223	851	895
Total net sales	$2,071	$2,037	$8,656	$8,470

Segment Income

Americas Beverage	$83	$82	$327	$311
North America Food	21	29	119	146
European Beverage	46	43	257	217
European Food	10	29	144	180
Asia Pacific	33	35	133	137
Total reportable segments	193	218	980	991
Non-reportable segments	18	14	102	98
Corporate and other unallocated items	(43)	(45)	(165)	(194)
Total segment income	$168	$187	$917	$895

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Income Per Diluted Common Share to Net Income before Certain Items and Income Per Diluted Common Share before Certain Items

The following table reconciles reported net income and diluted earnings per share attributable to the Company to net income before certain items and income per diluted common share before certain items, as used elsewhere in this release.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Net income attributable to Crown Holdings, as reported	$49	$31	$324	$559
Items, net of tax:
Provision for restructuring (1)	22	39	55	23
Asset impairments and sales (2)	—	—	—	—
Loss from early extinguishment of debt (3)	2	—	30	—
Income taxes (4)	(7)	4	11	(165)
Net income before the above items	$66	$74	$420	$417

Income per diluted common share as reported	$0.36	$0.21	$2.30	$3.77
Income per diluted common share before the above items	$0.48	$0.51	$2.99	$2.81

Effective tax rate as reported	2.5%	13.6%	25.7%	(2.6)%
Effective tax rate before the above items	16.1%	21.5%	23.6%	25.0%

Net income before certain items, income per diluted common share before certain items and the effective tax rate before certain items are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, income per diluted common share and effective tax rates determined in accordance with U.S. GAAP. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1) In the fourth quarter and full year of 2013, the Company recorded charges for restructuring and transaction costs of $8 million ($7 million, net of tax) and $49 million ($42 million, net of tax) primarily in connection with an initiative to reduce headcount across its European operations. In the fourth quarter and full year of 2012, the Company recorded restructuring charges of $38 million ($29 million, net of tax) and $48 million ($36 million, net of tax and noncontrolling interests) for various restructuring actions.

In the fourth quarter and full year of 2013, the Company recorded gains on asset sales of $10 million ($6 million, net of tax) and $12 million ($8 million, net of tax). In the fourth quarter and full year of 2012, the Company recorded gains on asset sales of $24 million ($13 million, net of tax and noncontrolling interests) and $48 million ($36 million, net of tax and noncontrolling interests).

In the fourth quarters of 2013 and 2012, the Company recorded charges of $32 million ($21 million, net of tax) and $35 million ($23 million, net of tax) to increase its reserve for asbestos-related liabilities.

(2) In the first quarter of 2013, the Company recorded a charge of $38 million ($28 million, net of tax) for premiums paid and the write off of deferred financing fees in connection with the redemption of its outstanding $400 million senior secured notes due 2017 and repayment of $500 million of indebtedness under its senior secured term loan facilities. In the fourth quarter of 2013, the Company recorded a charge of $3 million ($2 million, net of tax) to write off deferred financing fees in connection with the refinancing of its senior secured credit facilities.

(3) In the third quarter of 2013, the Company recorded tax charges of $18 million to reduce the value of its deferred tax assets due to a recently enacted reduction in U.K. corporate income tax rates, and to recognize the impact of a new tax law in Greece that eliminates a company’s ability to maintain tax free reserves. In the fourth quarter of 2013, the Company reversed $7 million of the charge in Greece based on additional interpretive guidance published by local tax authorities during the quarter. In the third quarter of 2012, the Company recorded a net income tax benefit of $169 million primarily related to the recognition of U.S. foreign tax credits. In the fourth quarter of 2012, the Company recorded a tax charge of $4 million related to French tax law changes.

Note: In accordance with applicable accounting standards, prior year amounts have been revised to account for final purchase accounting adjustments from the acquisition of Superior Multi-Packaging, Ltd. in the fourth quarter of 2012.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

December 31,	2013	2012
Assets
Current assets
Cash and cash equivalents	$689	$350
Receivables, net	1,064	1,057
Inventories	1,213	1,166
Prepaid expenses and other current assets	214	177
Total current assets	3,180	2,750

Goodwill	2,033	1,998
Property, plant and equipment, net	2,152	2,005
Other non-current assets	682	747
Total	$8,047	$7,500

Liabilities and equity
Current liabilities
Short-term debt	$279	$261
Current maturities of long-term debt	94	115
Accounts payable and accrued liabilities	2,547	2,146
Total current liabilities	2,920	2,522

Long-term debt, excluding current maturities	3,469	3,289
Other non-current liabilities	1,352	1,560

Noncontrolling interests	285	289
Crown Holdings shareholders' equity/(deficit)	21	(160)
Total equity	306	129
Total	$8,047	$7,500

Note: In accordance with applicable accounting standards, prior year amounts have been revised to account for final purchase accounting adjustments from the acquisition of Superior Multi-Packaging, Ltd. in the fourth quarter of 2012.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CONSOLIDATED STATEMENTS OF CASH FLOWS (Condensed & Unaudited)
(in millions)

Twelve Months Ended December 31,	2013	2012

Cash flows from operating activities
Net income	$428	$664
Depreciation and amortization	134	180
Provision for restructuring	46	48
Asset impairments and sales	(12)	(48)
Pension expense	75	98
Pension contributions	(84)	(103)
Stock-based compensation	21	18
Working capital changes and other	150	(98)
Deferred tax and other	127	(138)
Net cash provided by operating activities (A)	885	621

Cash flows from investing activities
Capital expenditures	(275)	(324)
Acquisition of businesses, net of cash acquired	(16)	(78)
Insurance proceeds	8	48
Proceeds from sale of assets	39	3
Other	(2)	(11)
Net cash used for investing activities	(246)	(362)

Cash flows from financing activities
Net change in debt	79	72
Purchase of noncontrolling interests	(16)	(4)
Common stock repurchased	(300)	(257)
Debt issuance costs	(32)
Dividends paid to noncontrolling interests	(78)	(79)
Other, net	41	14
Net cash used for financing activities	(306)	(254)

Effect of exchange rate changes on cash and cash equivalents	6	3

Net change in cash and cash equivalents	339	8
Cash and cash equivalents at January 1	350	342

Cash and cash equivalents at December 31	$689	$350

(A) Free cash flow is defined by the Company as net cash provided by operating activities less capital expenditures.
A reconciliation from net cash provided by operating activities to free cash flow for the three and twelve months ended December 31, 2013 and 2012 follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net cash provided by operating activities	$1,009	$738	$885	$621
Premiums paid to retire debt early	—	—	23	—
Adjusted net cash provided by operating activities	1,009	738	908	621
Capital expenditures	(94)	(110)	(275)	(324)
Insurance proceeds from Thailand flooding	—	15	8	48
Free cash flow	$915	$643	$641	$345

Note: In accordance with applicable accounting standards, prior year amounts have been revised to account for final purchase accounting adjustments from the acquisition of Superior Multi-Packaging, Ltd. in the fourth quarter of 2012.